Exhibit 99.1

FOR IMMEDIATE RELEASE
Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com

Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

AIG REPORTS SECOND QUARTER 2018 RESULTS

NEW YORK, August 2, 2018 - American International Group, Inc. (NYSE: AIG) today reported net income of $937 million, or $1.02 per diluted share, for the second quarter of 2018, compared to net income of $1.1 billion, or $1.19 per diluted share, in the prior-year quarter. Adjusted after-tax income was $961 million, or $1.05 per diluted share, for the second quarter of 2018, compared to adjusted after-tax income of $1.4 billion, or $1.53 per diluted share, in the prior-year quarter.

SECOND QUARTER FINANCIAL SUMMARY*

	Three Months Ended June 30,
($ in millions, except per share amounts)	2018	2017
Net income	$937	$1,130
Net income per diluted share	$1.02	$1.19
Adjusted after-tax income	$961	$1,449
Adjusted after-tax income per diluted share	$1.05	$1.53

Return on equity	6.0%	6.1%
Adjusted return on equity	7.6%	10.5%
Adjusted return on attributed equity - Core	8.2%	10.5%

Book value per common share	$68.65	$81.62
Book value per common share, excluding accumulated other comprehensive income	68.40	76.12
Adjusted book value per common share	57.34	60.31

*Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.

“We remain diligently focused on pursuing long-term, sustainable and profitable growth across AIG, and our diversified businesses provide flexibility and strength to execute on our strategy,” said Brian Duperreault, President and Chief Executive Officer. “In the second quarter, we continued to take actions across General Insurance to establish a culture of underwriting excellence and added stellar talent.  Our efforts are taking hold and we remain committed to achieving an underwriting profit as we exit 2018.  Solid results in Life & Retirement reflect an ongoing strategy to leverage our broad product expertise and distribution strengths.”  Mr. Duperreault continued, “With the closing of the Validus acquisition in July, we have further enhanced our underwriting expertise and expanded our offerings.  We also took actions to efficiently manage our Legacy liabilities with the partial sale of DSA Re, providing a path towards a standalone platform for managing run-off business. Moving forward, we will continue to look for opportunities to grow AIG and create long-term shareholder value.”

FOR IMMEDIATE RELEASE

SECOND QUARTER 2018 HIGHLIGHTS

General Insurance Results – General Insurance has continued to execute its strategy to improve core underwriting performance.  Second quarter adjusted pre-tax income of $568 million reflected lower net investment income, primarily driven by lower income from alternative investments. Underwriting results included catastrophe losses that were lower than expected and slightly favorable prior year loss reserve development.  The loss ratio included a high frequency of severe losses that totaled $293 million (4.5 pts) which is more than double the long-term average, resulting in a second quarter loss ratio of 65.7, and an accident year loss ratio, as adjusted, of 65.4.  Excluding the increase in severe losses, the second quarter accident year loss ratio, as adjusted, was in line with full year 2017 results. The second quarter expense ratio of 35.6 primarily reflected an increase in the North America acquisition ratio due to changes in Personal Insurance business mix towards lower loss ratio and higher commission businesses and an increase in general operating expenses related to strategic initiatives.

Life and Retirement Results – Life and Retirement produced solid results, reporting second quarter adjusted pre-tax income of $962 million. High levels of assets under administration in Individual Retirement and Group Retirement, due to strong equity market performance, drove growth in fee income. Growth of assets under management for Institutional Markets reflected the execution of opportunistic transactions over the last twelve months. Total net investment income increased due to higher invested assets, partially offset by lower alternative and other yield enhancement income.  Total Individual Retirement net flows improved, excluding Retail Mutual Funds. Adjusted pre-tax income benefited from net actuarial adjustments of $51 million in Life and Individual Retirement.

Legacy – Second quarter adjusted pre-tax income of $134 million, compared to $431 million in the prior-year quarter reflected lower net investment income and lower income from fair value option assets, as well as the sale of the Life Settlement portfolio in 2017. On August 1, 2018 AIG announced the sale of 19.9% of DSA Re, which positions DSA Re to be a platform to provide solutions for insurance liabilities globally.

Net Investment Income – Second quarter net investment income from our insurance companies, including the Legacy insurance portfolios, decreased 12% from the prior-year quarter to $3.1 billion. The decline was primarily driven by lower investment returns on alternative investments, primarily driven by less robust private equity and hedge fund performance compared to last year, and a decline in income from securities for which the fair value option was elected as a result of credit spread widening and rising interest rates. Net investment income from our insurance companies including the Legacy insurance portfolios totaled $6.5 billion for the first six months of 2018, and is on track with our $13 billion full year guidance previously provided.

Restructuring Charge – In the second quarter, AIG recorded pre-tax non-operating restructuring costs of $200 million, primarily related to efficiency initiatives.

FOR IMMEDIATE RELEASE

Liquidity and Capital – As of June 30, 2018, AIG Parent liquidity stood at approximately $9.3 billion. In the second quarter, AIG Parent received approximately $1.8 billion of distributions from insurance subsidiaries in the form of cash and fixed maturity securities, including tax sharing payments.

On July 18, 2018 AIG completed its acquisition of Validus Holdings, Ltd. for approximately $5.5 billion in cash.

In the second quarter, AIG repurchased 6.5 million common shares for $348 million and warrants for $2 million. From July 1 through August 2, 2018 AIG repurchased $149 million of additional common shares and $1 million of additional warrants. As of August 2, 2018, approximately $1.5 billion remained under the share repurchase authorization.

Book Value per Common Share – As of June 30, 2018, book value per common share was $68.65 compared to $72.49 at December 31, 2017. Book value per common share excluding accumulated other comprehensive income and deferred tax assets (Adjusted book value per common share) increased 2.2% to $57.34 in the second quarter.

GENERAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2018	2017	Change
Total General Insurance
Gross premiums written	$8,653	$8,311	4%
Net premiums written	$6,977	$6,672	5
Underwriting income (loss)	$(89)	$149	NM
Adjusted pre-tax income	$568	$1,046	(46)

Underwriting ratios:
Loss ratio	65.7	64.0	1.7	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(2.3)	(2.8)	0.5
Prior year development	0.8	(1.1)	1.9
Adjustments for ceded premium under reinsurance
contracts and other	1.2	(0.4)	1.6
Accident year loss ratio, as adjusted	65.4	59.7	5.7
Expense ratio	35.6	33.7	1.9
Combined ratio	101.3	97.7	3.6
Accident year combined ratio, as adjusted	101.0	93.4	7.6

FOR IMMEDIATE RELEASE

General Insurance - North America

	Three Months Ended June 30,
($ in millions)	2018	2017	Change
North America
Net premiums written	$3,236	$3,125	4%
Commercial Lines	2,321	2,312	-
Personal Insurance	915	813	13

Underwriting income (loss)	$(127)	$(58)	(119)
Commercial Lines	(91)	(159)	43
Personal Insurance	(36)	101	NM

Adjusted pre-tax income	$407	$721	(44)

Underwriting ratios:
North America
Loss ratio	73.1	74.9	(1.8	)pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(3.7)	(6.1)	2.4
Prior year development	1.6	(0.7)	2.3
Adjustments for ceded premium under reinsurance
contracts and other	3.0	(1.1)	4.1
Accident year loss ratio, as adjusted	74.0	67.0	7.0
Expense ratio	31.3	27.1	4.2
Combined ratio	104.4	102.0	2.4
Accident year combined ratio, as adjusted	105.3	94.1	11.2

North America Commercial Lines
Loss ratio	78.1	83.9	(5.8	)pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(4.6)	(8.3)	3.7
Prior year development	4.2	(1.5)	5.7
Adjustments for ceded premium under reinsurance
contracts and other	4.5	(1.6)	6.1
Accident year loss ratio, as adjusted	82.2	72.5	9.7
Expense ratio	26.3	23.6	2.7
Combined ratio	104.4	107.5	(3.1)
Accident year combined ratio, as adjusted	108.5	96.1	12.4

North America Personal Insurance
Loss ratio	60.6	50.8	9.8	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(1.4)	(0.2)	(1.2)
Prior year development	(5.0)	1.4	(6.4)
Accident year loss ratio, as adjusted	54.2	52.0	2.2
Expense ratio	43.7	36.4	7.3
Combined ratio	104.3	87.2	17.1
Accident year combined ratio, as adjusted	97.9	88.4	9.5

FOR IMMEDIATE RELEASE

All comparisons are against the second quarter of 2017, unless otherwise indicated. Refer to the AIG Second Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

•	Adjusted pre-tax income of $407 million included $160 million of severe losses and $107 million of catastrophe-related losses. Net favorable prior year loss reserve development of $54 million included $95 million of favorable prior year loss development from Commercial Lines which included the amortization of the deferred gain from the adverse development reinsurance coverage with National Indemnity Company, partially offset by $41 million of unfavorable prior year loss development in Personal Insurance primarily related to development from 2017 catastrophe losses. Net investment income decreased by $245 million primarily driven by lower alternative investment income.

•	Net premiums written increased by 4%, largely due to lower ceded premiums driven by changes in the 2018 reinsurance programs and growth in the Travel business in Personal Insurance. Net premiums earned included a favorable adjustment of $115 million for multi-year policies related to earlier accident years.

•	The decrease in the North America loss ratio was driven by lower catastrophe losses and favorable prior year loss reserve development. The accident year loss ratio, as adjusted, increased 7.0 points, reflecting the impact of higher severe losses (3.4 pts) and the impact of changes in our reinsurance program. Also, the second quarter of 2017 did not reflect the increased loss estimates which occurred in the second half of 2017.

•	The increase in the expense ratio reflected a higher acquisition expense ratio driven by changes in Personal Insurance’s portfolio mix and an increase in general operating expenses related to strategic initiatives.

General Insurance - International

	Three Months Ended June 30,
($ in millions)	2018	2017	Change
International
Net premiums written	$3,741	$3,547	5%
Commercial Lines	1,590	1,514	5
Personal Insurance	2,151	2,033	6

Underwriting income (loss)	$38	$207	(82)
Commercial Lines	(76)	61	NM
Personal Insurance	114	146	(22)

Adjusted pre-tax income	$161	$325	(50)

FOR IMMEDIATE RELEASE

	Three Months Ended June 30,
($ in millions)	2018	2017	Change
Underwriting ratios:
International
Loss ratio	59.9	55.3	4.6	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(1.2)	(0.1)	(1.1)
Prior year development	0.2	(1.5)	1.7
Accident year loss ratio, as adjusted	58.9	53.7	5.2
Expense ratio	39.1	39.0	0.1
Combined ratio	99.0	94.3	4.7
Accident year combined ratio, as adjusted	98.0	92.7	5.3

International Commercial Lines
Loss ratio	68.2	61.1	7.1	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(1.6)	(0.3)	(1.3)
Prior year development	0.5	(2.9)	3.4
Accident year loss ratio, as adjusted	67.1	57.9	9.2
Expense ratio	36.3	35.2	1.1
Combined ratio	104.5	96.3	8.2
Accident year combined ratio, as adjusted	103.4	93.1	10.3

International Personal Insurance
Loss ratio	52.9	50.6	2.3	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(0.8)	-	(0.8)
Prior year development	-	(0.3)	0.3
Accident year loss ratio, as adjusted	52.1	50.3	1.8
Expense ratio	41.4	42.1	(0.7)
Combined ratio	94.3	92.7	1.6
Accident year combined ratio, as adjusted	93.5	92.4	1.1

All comparisons are against the second quarter of 2017, unless otherwise indicated. Refer to the AIG Second Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

•	Adjusted pre-tax income of $161 million included severe losses of $133 million and catastrophe-related losses of $43 million, partially offset by favorable prior year loss reserve development of $7 million compared to unfavorable loss reserve development of $54 million in the prior-year quarter.

•	Net premiums written increased 5% on a reported basis and slightly increased on a constant dollar basis. The increase in net premiums written was primarily driven by growth in our Accident & Health business in Asia Pacific and growth in our European Financial Lines business, partially offset by the impact of divested businesses.

•	The second quarter loss ratio was 59.9. The accident year loss ratio, as adjusted, increased 5.2 points to 58.9, driven by higher severe losses (1.8 pts) compared to the prior-year quarter and higher attritional losses in Commercial Lines.

FOR IMMEDIATE RELEASE

•	The expense ratio was relatively flat compared to the prior-year quarter.

LIFE AND RETIREMENT

	Three Months Ended June 30,
($ in millions)	2018	2017	Change
Life and Retirement
Premiums & Fees	$1,221	$1,196	2%
Net Investment Income	1,995	1,944	3
Adjusted Revenue	3,465	3,365	3
Benefits, losses and expenses	2,503	2,372	6
Adjusted pre-tax income	962	993	(3)
Premiums and deposits	7,399	5,791	28

Individual Retirement
Premiums & Fees	$218	$223	(2)%
Net Investment Income	975	1,003	(3)
Adjusted Revenue	1,366	1,383	(1)
Benefits, losses and expenses	904	825	10
Adjusted pre-tax income	462	558	(17)
Premiums and deposits	3,422	2,892	18
Net flows	(1,049)	(691)	(52)

Group Retirement
Premiums & Fees	$127	$105	21%
Net Investment Income	542	535	1
Adjusted Revenue	730	696	5
Benefits, losses and expenses	480	430	12
Adjusted pre-tax income	250	266	(6)
Premiums and deposits	2,345	1,802	30
Net flows	(459)	(181)	(154)

Life Insurance
Premiums & Fees	$795	$757	5%
Net Investment Income	282	261	8
Adjusted Revenue	1,092	1,030	6
Benefits, losses and expenses	917	924	(1)
Adjusted pre-tax income	175	106	65
Premiums and deposits	980	947	3

Institutional Markets
Premiums & Fees	$81	$111	(27)%
Net Investment Income	196	145	35
Adjusted Revenue	277	256	8
Benefits, losses and expenses	202	193	5
Adjusted pre-tax income	75	63	19
Premiums and deposits	652	150	335

All comparisons are against the second quarter of 2017, unless otherwise indicated. Refer to the AIG Second Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

•	In Individual Retirement, adjusted pre-tax income reflected unfavorable actuarial adjustments to Variable Annuities of $47 million compared to favorable adjustments to immediate annuities in the prior-year quarter. Fee income increased primarily from growth in assets under management. Net investment income decreased due to lower alternative and other yield enhancement income. Base portfolio income increased primarily due to growth in Index Annuities invested assets. Base yields, excluding accretion and other investment income, declined consistent with expectations, while related base spreads increased slightly for Variable and Index Annuities and declined for Fixed Annuities. Overall net flows reflected improvement from the prior-year quarter in Fixed Annuities and Index Annuities sales, which was more than offset by increases in Retail Mutual Funds outflows.

•	In Group Retirement, fee income increased primarily from growth in assets under administration. Base portfolio income increased primarily due to accretion and other investment income. Base spreads, excluding accretion and other investment income, were in line with the prior-year quarter. Group Retirement net flows reflect outflows due to higher surrenders, partially offset by increased deposits primarily from new group plan acquisitions.

•	In Life Insurance, adjusted pre-tax income reflected favorable actuarial adjustments of $98 million and higher net investment income driven by growth in invested assets. Mortality was within pricing expectations.

•	In Institutional Markets, adjusted pre-tax income was driven by continued growth in the in-force business and higher net investment income.

CONFERENCE CALL

AIG will host a conference call tomorrow, Friday, August 3, 2018 at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

#    #    #

Additional supplementary financial data is available in the Investors section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, anticipated sales, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

FOR IMMEDIATE RELEASE

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements.

Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market and industry conditions;
•	negative impacts on customers, business partners and other stakeholders;
•	the occurrence of catastrophic events, both natural and man-made;
•	AIG’s ability to successfully reorganize its businesses, as well as improve profitability, without negatively impacting client relationships or its competitive position;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets, or successfully integrate acquired businesses;
•	changes in judgments concerning insurance underwriting and insurance liabilities;
•	changes in judgments concerning potential cost saving opportunities;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities;
•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	AIG’s ability to successfully manage Legacy portfolios;
•	concentrations in AIG’s investment portfolios;
•	actions by credit rating agencies;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject, including as a global systemically important insurer;
•	significant legal, regulatory or governmental proceedings;
•	changes in judgments concerning the recognition of deferred tax assets; and
•	such other factors discussed in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 (which will be filed with the SEC), Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2017.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

FOR IMMEDIATE RELEASE

#    #    #

COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2018 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG Shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA (Adjusted Shareholders’ Equity), by total common shares outstanding.

AIG Return on Equity – Adjusted After-tax Income Excluding AOCI and DTA (Adjusted Return on Equity) is used to show the rate of return on shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Equity. Adjusted Return on Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG by average Adjusted Shareholders’ Equity.

FOR IMMEDIATE RELEASE

Core Adjusted Attributed Equity is an attribution of total AIG Adjusted Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core Return on Equity – Adjusted After-tax Income (Adjusted Return on Attributed Equity) is used to show the rate of return on Adjusted Attributed Equity. Adjusted Return on Attributed Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Equity.

Adjusted After-tax Income Attributable to Core is derived by subtracting attributed interest expense and income tax expense from adjusted pre-tax income. Attributed debt and the related interest expense is calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•    changes in fair value of securities used to hedge guaranteed living benefits;

•    changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•    loss (gain) on extinguishment of debt;

•    all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•    income or loss from discontinued operations;

•    pension expense related to a one-time lump sum payment to former employees;

•    income and loss from divested businesses;

•    non-operating litigation reserves and settlements;

•    restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•    the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain; and

•    net loss reserve discount benefit (charge).

Adjusted After-tax Income attributable to AIG (AATI) is derived by excluding the tax effected APTI adjustments described above and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act).

See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

FOR IMMEDIATE RELEASE

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural and man-made catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and also include certain man-made events, such as terrorism and civil disorders that meet the $10 million threshold. AIG believes the as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums (RIPs) related to catastrophes +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD on loss sensitive business + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
g)	Accident year combined ratio = AYLR + Expense ratio
h)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) RIPs related to catastrophes] – Loss ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – Prior year loss reserve development unfavorable (favorable) (PYD), net of reinsurance] ÷ [NPE +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD on loss sensitive business] – Loss ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

FOR IMMEDIATE RELEASE

#     #     #

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (Loss)

	Three Months Ended June 30,
	2018			2017
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income/net income, including noncontrolling interests	$1,252	$321	$933	$1,667	$557	$1,118
Noncontrolling interest	-	-	4	-	-	12
Pre-tax income/net income attributable to AIG	1,252	321	937	1,667	557	1,130
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	(3)	3	-	(66)	66
Deferred income tax valuation allowance (releases) charges	-	(7)	7	-	8	(8)
Changes in fair value of securities used to hedge
guaranteed living benefits	36	8	28	(80)	(28)	(52)
Changes in benefit reserves and DAC, VOBA and
SIA related to net realized capital gains (losses)	(1)	-	(1)	(58)	(20)	(38)
Unfavorable (favorable) prior year development and related
amortization changes ceded under retroactive reinsurance agreements	(32)	(7)	(25)	251	89	162
(Gain) loss on extinguishment of debt	5	1	4	(4)	(2)	(2)
Net realized capital (gains) losses*	(155)	(29)	(126)	69	38	31
Noncontrolling interest on net realized capital (gains) losses	-	-	(2)	-	-	-
Income from discontinued operations	-	-	-	-	-	(8)
(Income) loss from divested businesses	(25)	(5)	(20)	60	40	20
Non-operating litigation reserves and settlements	12	2	10	(80)	(28)	(52)
Net loss reserve discount (benefit) charge	(14)	(3)	(11)	260	90	170
Pension expense related to a one-time lump sum payment
to former employees	-	-	-	1	1	-
Restructuring and other costs	200	43	157	47	17	30
Adjusted pre-tax income/Adjusted after-tax income	$1,278	$321	$961	$2,133	$696	$1,449

	Six Months Ended June 30,
	2018			2017
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income/net income, including noncontrolling interests	$2,479	$598	$1,881	$3,394	$1,073	$2,324
Noncontrolling interest	-	-	(6)	-	-	(9)
Pre-tax income/net income attributable to AIG	2,479	598	1,875	3,394	1,073	2,315
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	1	(1)	-	(16)	16
Deferred income tax valuation allowance (releases) charges	-	(37)	37	-	21	(21)
Changes in fair value of securities used to hedge
guaranteed living benefits	113	24	89	(91)	(32)	(59)
Changes in benefit reserves and DAC, VOBA and
SIA related to net realized capital gains (losses)	30	6	24	(111)	(39)	(72)
Unfavorable (favorable) prior year development and related
amortization changes ceded under retroactive reinsurance agreements	2	-	2	265	93	172
(Gain) loss on extinguishment of debt	9	2	7	(5)	(2)	(3)
Net realized capital (gains) losses*	(136)	(30)	(106)	184	85	99
Noncontrolling interest on net realized capital (gains) losses	-	-	(1)	-	-	5
(Income) loss from discontinued operations	-	-	1	-	-	(8)
(Income) loss from divested businesses	(33)	(7)	(26)	160	34	126
Non-operating litigation reserves and settlements	25	5	20	(86)	(30)	(56)
Net loss reserve discount (benefit) charge	(219)	(46)	(173)	235	81	154
Pension expense related to a one-time lump sum payment
to former employees	-	-	-	1	1	-
Restructuring and other costs	224	48	176	228	80	148
Adjusted pre-tax income/Adjusted after-tax income	$2,494	$564	$1,924	$4,174	$1,349	$2,816

* Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
			% Inc.			% Inc.
	2018	2017	(Dec.)	2018	2017	(Dec.)
Earnings per common share:
Basic
Income from continuing operations	$1.04	$1.21	(14.0)%	$2.07	$2.42	(14.5)%
Income from discontinued operations	-	0.01	NM	-	0.01	NM
Net income attributable to AIG	$1.04	$1.22	(14.8)	$2.07	$2.43	(14.8)

Diluted
Income from continuing operations	$1.02	$1.18	(13.6)	$2.04	$2.36	(13.6)
Income from discontinued operations	-	0.01	NM	-	0.01	NM
Net income attributable to AIG	$1.02	$1.19	(14.3)	$2.04	$2.37	(13.9)
Adjusted after-tax income attributable to AIG per diluted share	$1.05	$1.53	(31.4)%	$2.09	$2.88	(27.4)%

Weighted average shares outstanding:
Basic	903.2	925.8		905.6	953.1
Diluted	916.6	948.2		920.9	976.6

Return on equity (a)	6.0%	6.1%		5.9%	6.2%
Adjusted return on equity (b)	7.6%	10.5%		7.7%	10.0%

As of period end:	June 30, 2018	March 31, 2018	June 30, 2017	December 31, 2017
Total AIG shareholders' equity	$61,186	$62,792	$73,732	$65,171
Accumulated other comprehensive income (AOCI)	230	2,220	4,962	5,465
Total AIG shareholders' equity, excluding AOCI	60,956	60,572	68,770	59,706

Deferred tax assets (c)	9,853	10,214	14,287	10,492
Total adjusted AIG shareholders' equity	$51,103	$50,358	$54,483	$49,214

As of period end:	June 30, 2018	March 31, 2018	% Inc. (Dec.)	June 30, 2017	% Inc. (Dec.)	December 31, 2017	% Inc. (Dec.)
Book value per common share (d)	$68.65	$69.95	(1.9)%	$81.62	(15.9)%	$72.49	(5.3)%
Book value per common share, excluding AOCI (e)	$68.40	$67.48	1.4	$76.12	(10.1)	$66.41	3.0
Adjusted book value per common share (f)	$57.34	$56.10	2.2	$60.31	(4.9)	$54.74	4.7

Total common shares outstanding	891.2	897.7		903.4		899.0

Financial highlights - notes

(a) Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders' equity. Equity includes AOCI and DTA.
(b) Computed as Annualized Adjusted after-tax income attributable to AIG divided by Adjusted Shareholders' Equity.
(c) Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.
(d) Represents total AIG shareholders' equity divided by Total common shares outstanding.
(e) Represents total AIG shareholders' equity, excluding AOCI, divided by Total common shares outstanding.
(f) Represents Adjusted Shareholders' Equity, divided by Total common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share amounts)

Reconciliations of Core Adjusted Return on Equity

	Three Months Ended
	June 30,
	2018	2017

Adjusted pre-tax income	$1,144	$1,702
Interest expense (benefit) on attributed financial debt	-	(43)
Adjusted pre-tax income including attributed interest expenses	1,144	1,745
Income tax expense	294	561
Adjusted after-tax income	850	1,184

Ending adjusted attributed equity	$41,836	$44,571
Average adjusted attributed equity	$41,474	$44,898
Adjusted return on attributed equity	8.2%	10.5%

Net Premiums Written - Change in Constant Dollar

Three Months Ended
General Insurance - International	June 30, 2018
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	0.4%
Foreign exchange effect	5.1
Increase (decrease) as reported in U.S. dollars	5.5%

Reconciliation of Insurance Company Net Investment Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net investment income per Consolidated Statement of Operations	$3,065	$3,613	$6,326	$7,299
Changes in fair value of securities used to hedge guaranteed living benefits	27	(80)	104	(91)
Net realized capital gains related to non-qualifying hedges	28	-	38	-
Total Insurance Company Net investment income	$3,120	$3,533	$6,468	$7,208

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of Premiums and Deposits

	Three Months Ended
	June 30,
	2018	2017
Individual Retirement:
Premiums	$16	$31
Deposits	3,408	2,862
Other	(2)	(1)
Total premiums and deposits	$3,422	$2,892

Group Retirement:
Premiums	$15	$4
Deposits	2,330	1,798
Other	-	-
Total premiums and deposits	$2,345	$1,802

Life Insurance:
Premiums	$418	$400
Deposits	410	381
Other	152	166
Total premiums and deposits	$980	$947

Institutional Markets:
Premiums	$41	$67
Deposits	565	76
Other	46	7
Total premiums and deposits	$652	$150

Total Life and Retirement:
Premiums	$490	$502
Deposits	6,713	5,117
Other	196	172
Total premiums and deposits	$7,399	$5,791